As filed with the Securities and Exchange Commission on June 4, 2010.

REGISTRATION No. 333-167079

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

D. MEDICAL INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7 Zabotinsky St.

Moshe Aviv Tower

Ramat-Gan 52520

Israel

+972 (3) 611-4514

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, NY 10036

(800) 927-9801

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Cheryl V. Reicin, Esq. Torys LLP 237 Park Avenue New York, New York 10017.3142 U.S.A. Tel: (212) 880-6000 Fax: (212) 682-0200	Yoram L. Cohen, Adv. Dana Livneh-Zemer, Adv. Yoram L. Cohen, Ashlagi, Eshel Amot Investments Tower 17th Floor – 2 Weizman St. Tel-Aviv 64239 Israel Tel: +972 (3) 6931900 Fax: +972 (3) 6931919	C. Brophy Christensen, Jr., Esq. O’Melveny & Myers LLP Two Embarcadero Center 28th Floor San Francisco 94111 California U.S.A Tel: (415) 984-8793 Fax: (415) 984-8701	Benjamin M. Sandler, Adv. Barry P. Levenfeld, Adv. Yigal Arnon & Co. 22 Rivlin St. PO Box 69 Jerusalem 91000 Israel Tel: +972 (2) 6239200 Fax: +972 (2) 6239233

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
Ordinary shares, par value NIS 0.32 per share (3)
Warrants to purchase ordinary shares (4)
Ordinary shares, par value NIS 0.32 per share (5)
Total	$29,600,000	$2,110.48 (6)

(1)	Estimated solely for the purpose of determining the amount of registration fee.
(2)	In accordance with Rule 457(o) under the Securities Act, the number of ordinary shares being registered and the proposed maximum offering price per share are not included in this table.
(3)	Includes ordinary shares that the underwriters may purchase to cover over-allotments, if any.
(4)	Warrants of the registrant to be issued to the underwriters, exercisable to purchase ordinary shares equal to 5% of the ordinary shares sold in the offering, excluding ordinary shares that the underwriters may purchase to cover over-allotments, if any.
(5)	Ordinary shares issuable to the underwriters upon exercise of warrants of the registrant, exercisable at a price per share equal to 125% of the initial public offering price per share and expiring five years from the effective date of this registration statement.
(6)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-167079) is being filed solely for purposes of amending “Item 8—Exhibits and Financial Statement Schedules” of “Part II—Information Not Required In Prospectus” in order to file Exhibits 10.2 and 10.3 to the Registration Statement. No other changes are being made to the Registration Statement. This amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of the duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. However, an Israeli company may not exculpate a director for liability arising out of a breach of the duty of care in respect of a prohibited dividend or prohibited distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is included in its articles of association:

•

financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which in the opinion of the board of directors can be foreseen based on the company’s activities when the undertaking to indemnify is given and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•

reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•

reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder if and to the extent provided in the company’s articles of association for any of the following:

•	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder; and

•	a financial liability imposed on the office holder in favor of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in respect to our directors, by our shareholders.

Our articles of association allow us to indemnify, exculpate and insure our office holders to the fullest extent permitted by the Israeli Companies Law. Our articles of association also allow us to insure or indemnify any person who is not an office holder, including any employee, agent, consultant or contractor who is not an office holder.

Our board of directors and shareholders resolved to indemnify our directors and office holders for liabilities that are not covered by insurance and that are the types of events which are detailed in the form of indemnification deed approved by our shareholders. We have acquired directors’ and officers’ liability insurance covering our officers and directors and the officers and directors of our subsidiaries against certain claims.

Item 7.	Recent Sales of Unregistered Securities

During the three years ended December 31, 2009 and through March 31, 2010, D. Medical issued securities without registration under the Securities Act as follows (not including issuances to employees):

•

On January 30, 2007, we issued 937,500 of our ordinary shares and warrants (series 3) to purchase 468,750 of our ordinary shares in a public offering for aggregate consideration of NIS 16,050 thousand (US$4,251 thousand).

•

During 2007, warrants to purchase 404,257 of our ordinary shares were exercised for aggregate consideration of NIS 11,923 thousand (US$3,158 thousand). In addition, 56,253 par value Series A convertible debentures with a carrying amount of NIS 1,680 thousand (US$445 thousand) were converted into an aggregate of 59,213 ordinary shares.

•

During May and June of 2008, we issued 74,631 units under a subscription agreement for aggregate consideration of NIS 4,131 thousand (US$1,094 thousand). Each unit consisted of two ordinary shares and one warrant to purchase one ordinary share through April 30, 2010 at an exercise price of NIS 27.68 (US$7.332) per share. We issued an additional 38,297 units under the subscription agreement to a holder of an aggregate of 2,100,000 convertible debentures with a carrying amount of NIS 2,137 thousand (US$566 thousand), for aggregate consideration equal to the amount owed to the holder in connection with the convertible debentures.

•

In July 2008, we exchanged shares of Nilimedix for 92,685 of our ordinary shares. The exchange ratio was set at one share of Nilimedix in exchange for 60 ordinary shares. See “Related Party Transactions—Transactions with Our Affiliates and Associates—Transactions with Nilimedix”.

•

During 2008, warrants to purchase 4,531 ordinary shares were exercised for aggregate consideration of NIS 77 thousand (US$20 thousand). Furthermore, during June and July of 2008, an aggregate of 206,247 par value Series A convertible debentures with a carrying amount of NIS 6,715 thousand (US$1,778 thousand) were converted into 217,103 of our ordinary shares;

•

During 2009, as part of several public offerings, we issued an aggregate of 337,500 ordinary shares for aggregate consideration of NIS 8,752 thousand (US$2,318 thousand) as follows: on May 12, 2009, we issued 87,500 ordinary shares for aggregate consideration of NIS 1,792 thousand (US$474 thousand); on May 27, 2009, we issued 125,000 ordinary shares for aggregate consideration of NIS 3,080 thousand (US$816 thousand); and on July 21, 2009, we issued 125,000 ordinary shares for NIS 3,880 thousand (US$1,028 thousand). In addition, as consideration for consulting services provided by an external advisor with respect of these public offerings, we paid NIS 400 thousand (US$106 thousand) and issued warrants to purchase 22,500 ordinary shares, exercisable for a period of two years, at an exercise price of NIS 0.32 per share (US$0.064). During November 2009, all of these warrants were exercised.

•

During 2009, as part of several private placements, we issued an aggregate 527,187 ordinary shares and warrants (series 12) to purchase 158,156 ordinary shares at an exercise price of NIS 30.40 (US$8.032) per share for aggregate consideration of NIS 16,027 thousand (US$4,245 thousand) as follows: on November 10, 2009 we issued 380,500 ordinary shares and warrants to purchase 114,150 ordinary shares for NIS 11,567 thousand (US$3,064 thousand); on November 26, 2009, we issued 101,469 ordinary shares and warrants to purchase 30,437 ordinary shares for NIS 3,085 thousand (US$817 thousand); and on December 16, 2009, we issued 45,219 ordinary shares and warrants to purchase 13,566 ordinary shares for NIS 1,375 thousand (US$364 thousand).

•

During 2009 we issued ordinary shares upon exercise of options and warrants as follows: 30,774 ordinary shares were issued upon exercise of options granted to employees for an aggregate exercise price of NIS 10 thousand (US$3 thousand); 22,500 ordinary shares were issued upon exercise of warrants granted to the investors in the 2008 May and June investment described above for an aggregate exercise price NIS 7 thousand (US$2 thousand); and 197 ordinary shares were issued upon exercise of our then publicly traded warrants (series 3) for an aggregate exercise price of NIS 5 thousand (US$1 thousand).

In 2010, we issued 161,236 ordinary shares upon exercise of options granted to employees for an aggregate exercise price of NIS 86 thousand (US$23 thousand). Of these options, 159,673 were exercised by one of Nilimedix’ founders, Avraham Shkalim, at par value (i.e., NIS 0.32 or (US$0.064)) and 1,563 of these options were exercised by a senior employee at NIS 22.40 per share (US$5.92).

In addition, we issued 112,928 ordinary shares upon exercise of warrants granted to the investors in the May and June 2008 transactions described above for an aggregate exercise price of NIS 3,126 thousand (US$828 thousand).

On March 31, 2010, our then publicly traded warrants (series 3) expired. Prior to their expiration, an aggregate of 466,308 warrants to purchase 466,308 ordinary shares were exercised for an aggregate exercise price of NIS 12,861 thousand (US$3,407 thousand). As of the date of this prospectus, there are 211,406 warrants outstanding with a weighted average exercise price of NIS 29.728 (US$7.872).

The ordinary share numbers above give effect to the 32-for-one reverse stock split of our ordinary shares that we effected on April 28, 2010.

We believe that the securities issued in the transactions described above were exempt from registration under the Securities Act in reliance upon Section 4(2) or Regulation S of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

1.1	Form of Underwriting Agreement. ^

3.1	Translation of Certificates Confirming Alteration of a Company’s Name. †

3.2	Translation of Articles of Association and Memorandum of Association of Registrant. ^

4.1	Form of Ordinary Share Certificate.^

4.2	Form of Warrant to be issued to the Underwriters.^

5.1	Form of Opinion of Yoram L. Cohen, Ashlagi, Eshel, Law Firm. ^

10.1	Form of Distribution Agreement. ^

10.2	Distribution Agreement, dated January 24, 2010, by and between Nilimedix Ltd. and Aesores en Tecnologies Medica Especializada. *

10.3	Strategic Marketing & Cooperation Agreement, dated April 23, 2010, by and between Nilimedix Ltd. and China National Pharmaceutical Foreign Trade Corp.*

10.4	D. Medical Share Option Plan. †

10.5	Nilimedix Share Option Plan. †

10.6	Sindolor Medical Share Option Plan. †

10.7	Translation of Voting Agreement, dated November 23, 2004, and Agreement, dated January 21, 2007, by and between Gal Erez, Meni Mor, Eyal Sheratzky and Zeev Bronfeld. †

10.8	Translation of Independent Consultant Agreement, dated September 22, 2009, by and between D. Medical Industries Ltd. and Meni Mor. †

10.9	Translation of Agreement, dated February 17, 2010, by and between M.B.R.T. Development and Investments Ltd. and Sindolor Medical Ltd. †

10.10	Translation of Agreement, dated February 6, 2005, by and between D. Medical Industries Ltd., Nilimedix Ltd. and Avraham Shkalim and an amendment, dated February 14, 2005.^

10.11	Translation of Agreement, dated February 13, 2007, by and between D. Medical Industries Ltd. and Nilimedix Ltd.^

10.12	Summary Term of a Form of Loan Agreement between D. Medical Industries Ltd. and each of Nilimedix Ltd., G-Sense Ltd. and MedexSet Ltd. †

10.13	Translation of Agreement, dated April, 2005, by and between D. Medical Industries Ltd., Nilimedix Ltd. and a company under incorporation by D. Medical Industries Ltd. (G-Sense Ltd.).^

10.14	Translation of Agreement, dated April, 2005, by and between a company under incorporation by D. Medical Industries Ltd. (G-Sense Ltd.) and Avraham Shkalim.^

10.15	Translation of Agreement, dated January, 2008, by and between D. Medical Industries Ltd., Nilimedix Ltd. and a company under incorporation by D. Medical Industries Ltd. (Medex-Set Ltd.).^

10.16	Translation of Agreement, dated January, 2008, by and between D. Medical Industries Ltd., a company under incorporation by D. Medical Industries Ltd. (Medex-Set Ltd.) and Avraham Shkalim.^

10.17	Translation of a Form of Management Fees Agreement between D. Medical Industries Ltd. and each of G-Sense Ltd., MedexSet Ltd. and Nilimedix Ltd. †

10.18	Translation of Agreement, dated May 3, 2007, by and between D. Medical Industries Ltd. and Sindolor Medical Ltd. (previously known as Mazcold Ltd.).^

10.19	Translation of Agreement, dated May 3, 2007, by and between Sindolor Medical Ltd. (previously known as Mazcold Ltd.) and I. Rauch and Co. Financial Consultants Ltd.^

10.20	Translation of Form of Share Conversion Agreement between D. Medical Industries Ltd. and each of Nilimedix’ shareholders.^

10.21	Translation of Form of Indemnification and Exculpation Deed. †

10.22	Translation of Lease Agreement, dated August 20, 2008, by and between Heshet Carmel Ltd. and Nilimedix Ltd.^

10.23	Form of Letter of Approval from the Office of the Chief Scientist. †

10.24	Translation of Allotment Agreement, dated August 27, 2009, by and between Sela Group.com Ltd. and D-Medical Industries Ltd.^

10.25	Translation of Agreement, dated August 27, 2009, by and between D-Medical Industries Ltd., Menashe Geisler Investments Ltd. and Trend Hadar Investments Ltd. ^

10.26	Translation of Convertible Loan Agreement, dated February 17, 2010, by and between Sindolor Medical Ltd., Sela Group.com Ltd. and NextGen Biomed Ltd. as lender. †

23.1	Consent of Kesselman & Kesselman. †

23.2	Consent of Yoram L. Cohen, Ashlagi, Eshel Law Firm (included in Exhibit 5.1).^

99.1	Impairment Study of Nilimedix Ltd. and Sindolor Medical Ltd., dated March 2010, from BDO Consulting Group. †

99.2	Consent of BDO Ziv Haft Consulting and Management Ltd. †

99.3	Consent of Frost & Sullivan Ltd. †

*	Portions of this exhibit have been omitted and filed separately with the Secretary of the Securities and Exchange Commission pursuant to a confidential treatment request.
†	Previously filed.
^	To be filed by amendment.

(b)	Financial Statement Schedules

Not Applicable.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of preliminary prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of preliminary prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of preliminary prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on the 4th day of June, 2010.

D. MEDICAL INDUSTRIES LTD.

By:	/s/ EFRAIM ARGAMAN
Efraim Argaman, CEO

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement on Form F-1 has been signed by the following persons for D. Medical Industries in the capacities indicated, on the 4th day of June, 2010.

Signature	Title

/s/ EFRAIM ARGAMAN Efraim Argaman	Chief Executive Officer (Principal Executive Officer)

* Meni Mor	Chairman of the Board and Director

* Amir Loberman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Eyal Sheratzky	Director

* Zeev Bronfeld	Director

* Isaac Unger	Director

Signature	Title

* Nir Sheratzky	Director

* Eylon Avraham	Director

* Galia Malka	External Director

* Avi Ben Haim	External Director

*By:	/S/ EFRAIM ARGAMAN
Efraim Argaman Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of D. Medical Industries Ltd., has signed this Amendment No. 1 to the Registration Statement on Form F-1 on June 4, 2010.

Corporation Service Company

By:	/S/ DAVID W. NICKELSON
Name:	David W. Nickelson
Title:	Asst. VP